Exhibit 99.1

Focus Enhancements Announces Preliminary First Quarter 2006 Revenue and Raises Full Year 2006 Revenue Guidance

CAMPBELL, CALIF. - April 24, 2006 - Focus Enhancements, Inc. (NASDAQ CM: FCSE), a worldwide leader in video production and conversion technology, announced preliminary revenue results for the first quarter of 2006 and raised its revenue guidance for the full 2006 calendar year.

First Quarter 2006 Preliminary Comments

Total revenue for the first quarter of 2006 is expected to be approximately $7.0 million, compared to prior guidance of $6.7 million and revenue of $5.5 million recorded in the first quarter of 2005. This represents a 27 percent increase in quarterly revenues year-over-year. Contributing factors to the higher revenue during the quarter were increased sales of the company’s FireStore product line and video convergence chips.

Full Year 2006 Guidance Update

Based upon currently available information, the company is increasing its full year 2006 revenue expectations from approximately $32.0 million to approximately $34.0 million reflecting annual expected trend increases in sales of the FireStore product line and video convergence chips to portable media players. This represents an approximate 40 percent increase in yearly revenues over 2005.

“Due to higher than anticipated sales in two of our fastest growing product lines, we delivered a strong first quarter and believe the full year 2006 will be impacted positively as well,” stated Brett Moyer, president and chief executive officer of Focus Enhancements. “Portable media players represent the largest potential revenue growth opportunity in our Semiconductor Business this year and, with our reference designs with Applied Micro Devices and Freescale in place, we expect to continue benefiting from this growing market. We saw increased sales in the Systems Business as well, a result of higher than anticipated FireStore sales to the high definition camcorder market, a trend which we expect to continue throughout 2006.”

These expected results are preliminary. There can be no assurance that the company’s final results for the first quarter 2006 will be within the range specified above. Final results for the first quarter ended March 31, 2006 are expected to be reported on May 11, 2006 at which time management will conduct a conference call.

About Focus Enhancements, Inc.

Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.Focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2006, demand for

Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, if at all, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in the company’s Form 10-K for the year ended December 31, 2005, as well as other filings with the SEC. These statements are based on information as of April 24, 2006 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:

Kirsten Chapman

Lippert/Heilshorn & Assoc.

(415) 433-3777

Kirsten@lhai-sf.com